CONSENT AND EIGHTH AMENDMENT TO CREDIT AGREEMENT
This CONSENT AND EIGHTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of October 2, 2018, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for each member of the Lender Group and the Bank Product Providers (in such capacities, together with its successors and assigns in such capacities, "Agent") and as United States administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "US Agent"), WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, an Ontario corporation, as Canadian administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Canadian Agent"), the Lenders (as defined in the Credit Agreement as defined below) party hereto (including, as of the Eighth Amendment Closing Date, HSBC BANK USA, NATIONAL ASSOCIATION (the "New Lender")), UPLAND SOFTWARE, INC., a Delaware corporation ("Parent"), each subsidiary of Parent identified on the signature pages hereof as a "US Borrower" (collectively, the "US Borrowers") and UPLAND SOFTWARE INC. / LOGICIELS UPLAND INC., a Canadian federal corporation ("Upland CAD"; collectively with Parent and US Borrowers each, a "Borrower" and collectively, the "Borrowers").
WHEREAS, the Borrowers, Agent, US Agent, Canadian Agent and the Lenders are parties to that certain Credit Agreement dated as of May 14, 2015 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement");
WHEREAS, the New Lender has agreed to join the Credit Agreement as a Lender;
WHEREAS, the Borrowers have advised Agent that PowerSteering Software Limited, a limited company organized and existing under the laws of England and Wales and a wholly-owned subsidiary of Parent ("PowerSteering UK"), desires to enter into that certain Share Purchase Agreement dated on or about the date hereof, a copy of which is attached hereto as Exhibit A (the "Rapide Purchase Agreement"), by and among PowerSteering UK, Nigel Shanahan, Erica Shanahan, and the other persons whose names and addresses are set out in Parts 1 and 2 of Schedule 1 thereto, pursuant to which PowerSteering UK will purchase the shares comprising the entire issued share capital of Rapide Communication LTD, a private company limited by shares organized and existing under the laws of England and Wales (the "Company") (such share purchase, the "Rapide Share Purchase"); and
WHEREAS, (a) Borrowers have informed Agent and Lenders that, other than solely with respect to clauses (i) and (k) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement, the Rapide Share Purchase would constitute a Permitted Acquisition under the Credit Agreement and (b) the Lenders have agreed to amend the Credit Agreement in certain respects as set forth herein, in each case, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.    Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
2.    Joinder of New Lender; Reallocation.
(a)    The New Lender (i) hereby joins the Credit Agreement as a Lender and shall have the rights and obligations of a Lender under the Loan Documents; (ii) represents and warrants that it is legally authorized to enter into this Amendment and the Credit Agreement; (iii) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (iv) agrees that it will, independently and without reliance upon Agent or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (vii) confirms that prior to the date hereof, it has delivered to the Agent and the Administrative Borrower the forms prescribed by the Internal Revenue Service of the United States certifying the New Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the New Lender under the Credit Agreement.
(b)    In connection herewith, (i) the US Revolver Commitments will be allocated to Wells Fargo Bank, National Association, as a Lender, CIT Bank, N.A., as a Lender, Goldman Sachs Bank USA, as a Lender, Regions Bank, as a Lender, Citizens Bank, N.A., as a Lender, and the New Lender in the amounts set forth on the attached Exhibit B and (ii) the outstanding principal balance of the US Term Loans made under the Credit Agreement (such outstanding balance as of immediately prior to the effectiveness of the Eighth Amendment as of the Eighth Amendment Closing Date), will be assigned and allocated to Wells Fargo Bank, National Association, as a Lender, CIT Bank, N.A., as a Lender, Strategic Credit Partners II, LLC, as a Lender, Goldman Sachs Bank USA, as a Lender, Regions Bank, as a Lender, Citizens Bank, N.A., as a Lender, AC Loan Sourcing Ltd, as a Lender, and the New Lender. The New Lender agrees to make settlement payments to Agent as provided in the Credit Agreement, such that after giving effect to the making of such settlement payments, each Lender's share of the outstanding US Revolver Usage shall equal such Lender's Pro Rata Share and each Lender's share of the US Term Loan shall equal the applicable amount set forth on the attached Exhibit B. Nothing contained herein shall constitute a novation of any Obligation.
(c)    Regions Bank is hereby appointed as a Joint Lead Arranger.

3.    Consent. In reliance upon the representations and warranties of each Borrower set forth in Section 8 below and subject to the satisfaction of the conditions to effectiveness set forth in Section 7 below, the Lenders hereby consent to:
(a)    the acquisition of the Equity Interests of the Company and its Subsidiaries, which is incorporated under the laws of England and Wales, and which is a jurisdiction other than the United States or Canada as set forth in clause (i) of the definition of "Permitted Acquisition" set forth in Schedule 1.1 to the Credit Agreement; and
(b)    the aggregate purchase consideration (including deferred payment obligations) payable in connection with the Rapide Share Purchase in a maximum amount not to exceed £50,000,000, which amount exceeds the maximum purchase consideration payable in respect of any single Acquisition as set forth in clause (k) of the definition of "Permitted Acquisition" set forth in Schedule 1.1 to the Credit Agreement, in each case, so long as (i) the Rapide Share Purchase is consummated in accordance with all of the terms and conditions of the Rapide Purchase Agreement and (ii) the Rapide Share Purchase satisfies all of the applicable requirements of a Permitted Acquisition contained in the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement (other than clause (i) of such definition solely as a result of the Company and its Subsidiaries being incorporated under the laws of a jurisdiction other than the United States or Canada and clause (k) of such definition solely as a result of the purchase consideration for the Rapide Share Purchase exceeding the amount permitted under such clause). For the avoidance of doubt, (i) on the basis of the foregoing, the Rapide Share Purchase shall constitute a Permitted Acquisition for all purposes of the Loan Documents and (ii) the purchase consideration payable in respect of the Rapide Share Purchase shall count against the $175,000,000 limit on the aggregate purchase consideration payable in respect of all Permitted Acquisitions under the Credit Agreement set forth in clause (k) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 of the Credit Agreement. Except as expressly set forth herein, the foregoing consent is a limited consent and shall not constitute (i) a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document or (ii) a waiver, release or limitation upon the exercise by Agent and/or Lenders of any of their respective rights, legal or equitable thereunder.
4.    Amendments to Credit Agreement. In reliance upon the representations and warranties of each Borrower set forth in Section 8 below and subject to the satisfaction of the conditions to effectiveness set forth in Section 7 below, the Credit Agreement is hereby amended as follows:
(a)    Section 2.2(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)    Subject to the terms and conditions of this Agreement, (i) on the Closing Date, the Lenders with a US Term Loan Commitment (as of the Closing Date) made a term loan to the US Borrowers in the original principal amount of $19,000,000, (ii) on April 25, 2016, the Lenders with a Delayed Draw Term Loan Commitment (as of April 25, 2016) made a Delayed Draw Term Loan to the US

Borrowers in the original principal amount of $10,000,000, (iii) on the Third Amendment Closing Date, the Lenders made additional term loans to the US Borrowers (according to the amounts set forth in footnote 1 on Schedule C-1 (as in effect on the Third Amendment Closing Date) in the original principal amount of $16,687,500, (iv) on January 10, 2017, the Lenders with a Delayed Draw Term Loan Commitment (as of January 10, 2017) made a Delayed Draw Term Loan to the US Borrowers in the original principal amount of $10,000,000, (v) on April 21, 2017, the Lenders made additional term loans to the US Borrowers (according to the amounts set forth in footnote 1 on Schedule C-1 (as in effect on the Fourth Amendment Closing Date) in the original principal amount of $15,000,000, (vi) on the Fifth Amendment Closing Date, the Lenders made additional term loans to the US Borrowers (according to the amounts set forth in footnote 1 on Schedule C-1 (as in effect on the Fifth Amendment Closing Date) in the original principal amount of $22,326,562.50, (vii) on November 16, 2017, the Lenders with a Delayed Draw Term Loan Commitment (as of November 16, 2017) made a Delayed Draw Term Loan to the US Borrowers in the original principal amount of $20,000,000 and (viii) on the Sixth Amendment Closing Date, the Lenders made additional term loans to the US Borrowers (according to the amounts set forth in footnote 1 on Schedule C-1 (as in effect on the Sixth Amendment Closing Date) in the original principal amount of $50,000,000. Immediately prior to the effectiveness of the Eighth Amendment as of the Eighth Amendment Closing Date, the outstanding principal balance of the US Term Loan made under and as defined in this Agreement was $161,937,500 (the "Original US Term Loan"). Subject to the terms and conditions of this Agreement and the Eighth Amendment, the Lenders agree (severally, not jointly or jointly and severally) to make additional term loans in Dollars to the US Borrowers on the Eighth Amendment Closing Date in an aggregate original principal amount of $63,000,000 (together with the Original US Term Loan, the "US Term Loan"). Each Lender's obligation to fund the portion of the US Term Loan to be funded on the Eighth Amendment Closing Date shall be limited to the amount set forth in footnote 1 on Schedule C-1 as the amount funded by it on the Eighth Amendment Closing Date.
(b)    The table set forth in Section 2.2(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Date	Installment Amount
December 31, 2018	$1,366,718.75
March 31, 2019	$1,366,718.75
June 30, 2019	$1,366,718.75
September 30, 2019	$1,366,718.75
December 31, 2019	$1,366,718.75
March 31, 2020	$1,366,718.75
June 30, 2020	$1,366,718.75
September 30, 2020	$1,366,718.75
December 31, 2020	$2,733,437.50
March 31, 2021	$2,733,437.50
June 30, 2021	$2,733,437.50
September 30, 2021	$2,733,437.50
December 31, 2021	$2,733,437.50
March 31, 2022	$2,733,437.50
June 30, 2022	$2,733,437.50

(c)    The table set forth in Section 2.2(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Date	Installment Amount
December 31, 2018	$32,695.31
March 31, 2019	$32,695.31
June 30, 2019	$32,695.31
September 30, 2019	$32,695.31
December 31, 2019	$32,695.31
March 31, 2020	$32,695.31
June 30, 2020	$32,695.31
September 30, 2020	$32,695.31
December 31, 2020	$65,390.63
March 31, 2021	$65,390.63
June 30, 2021	$65,390.63
September 30, 2021	$65,390.63
December 31, 2021	$65,390.63
March 31, 2022	$65,390.63
June 30, 2022	$65,390.63

(d)    Section 2.4(e)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(i)    Overadvances. If, at any time, (A) the US Revolver Usage on such date exceeds the US Maximum Revolver Amount, or (B) the Canadian Revolver Usage on such date exceeds the Canadian Maximum Revolver Amount, then Applicable Borrowers shall promptly, but in any event, within 1 Business Day of Administrative Borrower's receipt of notice of such Overadvance from Agent, prepay the US Obligations and/or the Canadian Obligations, as applicable, in accordance with Section 2.4(f)(i) in an amount equal to the amount of such excess.
(e)    Section 2.11(f) of the Credit Agreement is hereby amended by (1) deleting the word "or" at the end of clause (ix) thereof, (2) deleting the ";" at the end of clause (x) and inserting "; or" in lieu thereof and adding a new clause (xi) immediately following clause (x) as follows:
(xi)    any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
(f)    The last sentence of Section 2.15(a) of the Credit Agreement is hereby amended by deleting the reference therein to "$55,000,000" and inserting "$75,000,000" in lieu thereof.
(g)    Clause (iii) of Section 2.15(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(iii)    (A) Borrowers have delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for Parent and its Subsidiaries evidencing compliance on a pro forma basis with Section 7 for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase, (B) Borrowers have delivered to Agent an updated pro forma certified calculation of the Leverage Ratio (after giving effect to the applicable Increase) for the most recently ended fiscal quarter for which financial statements have been received pursuant to Section 5.1, and such Leverage Ratio is not greater than the required Leverage Ratio for the applicable period set forth Section 7(b) less 0.25, and (C) Borrowers have delivered to Agent an updated pro forma certified calculation of the Recurring Revenue Ratio (after giving effect to the applicable Increase) for the most recently ended fiscal quarter for which financial statements have been received pursuant to Section 5.1, and such Recurring Revenue Ratio is not greater than 1.50:1.0, and
(h)    Section 4.18 of the Credit Agreement is hereby amended and restated in its entirety as follows:
4.18    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity or (b)(i) has any

assets located in Sanctioned Entities or (ii) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities in violation of any applicable Sanctions. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect reasonable policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction) party to any Loan Document or Bank Product Agreement.
(i)    Section 5.11 of the Credit Agreement is hereby amended by inserting "(including by virtue of any statutory division of Parent or any Subsidiary or Parent)" immediately following the reference therein to "acquires any direct or indirect Subsidiary after the Closing Date".
(j)    Section 5.12 of the Credit Agreement is hereby amended by inserting "(including by virtue of any statutory division of Parent or any Subsidiary of Parent)" immediately following the reference therein to "whether now owned or hereafter arising or acquired".
(k)    Section 5.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:
5.16    Intercompany License Agreements. To the extent that any Loan Party uses or intends to use any Intellectual Property (as defined in the US Guaranty and Security Agreement) of Interfax (or any other Subsidiary of Parent that is not a Loan Party), each Borrower hereby covenants and agrees to deliver to Agent an executed license agreement between such Loan Party, as licensee, and Interfax or such Subsidiary (as applicable), as licensor, in form and substance reasonably satisfactory to the Agent and the Lenders promptly, and in any event within sixty (60) days after, such Loan Party commences using such Intellectual Property (or such later date as may be determined by Agent in its sole discretion).
(l)    A new Section 5.17 is here by added to the Credit Agreement immediately following Section 5.16 as follows:
5.17    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions and, in all material respects, with Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect reasonable policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
(m)    Clause (a) of Section 6.3 of the Credit Agreement is hereby amended by deleting the reference therein to "Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for" and inserting a reference to "Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, or be a party to any statutory division, except for".
(n)    Section 6.4 of the Credit Agreement is hereby amended by deleting the reference therein to "each Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of" and inserting a reference to "each Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (including, in each case, in the case of any limited liability company, pursuant to a statutory division)".
(o)    Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.11    Use of Proceeds. Each Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of (a) any Delayed Draw Term Loan or Additional Portion of the US Term Loan made hereunder for any purpose other than the payment of all or a portion of the purchase price payable in connection with a Permitted Acquisition consummated substantially concurrently with the Borrowing of such Delayed Draw Term Loan or Additional Portion of the US Term Loan, (b) any loan made hereunder for any purpose other than (i) on the Closing Date, (x) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (y) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (ii) on the Closing Date and thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes, including without limitation for Borrowers' working capital, capital expenditures and general corporate needs (including that (A) no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (B) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (C) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws).
(p)    Section 7(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b) Leverage Ratio. Have a Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Date	Applicable Ratio
September 30, 2018	4.25 to 1.00
December 31, 2018	4.75 to 1.00
March 31, 2019	4.75 to 1.00
June 30, 2019	4.75 to 1.00
September 30, 2019	4.75 to 1.00
December 31, 2019	4.50 to 1.00
March 31, 2020	4.50 to 1.00
June 30, 2020	4.50 to 1.00
September 30, 2020	4.25 to 1.00
December 31, 2020	4.25 to 1.00
March 31, 2021	4.25 to 1.00
June 30, 2021	4.00 to 1.00
September 30, 2021	4.00 to 1.00
December 31, 2021	4.00 to 1.00
March 31, 2022 and each June 30, September 30, December 31, and March 31 thereafter	3.75 to 1.00

(q)    The last paragraph of the definition of "EBITDA" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a "Reference Period"), (a) the amount of positive EBITDA of

Subsidiaries of Parent that are not Loan Parties shall be excluded from EBITDA to the extent the aggregate amount of positive EBITDA, for the applicable period for which EBITDA is being calculated, of such Subsidiaries of Parent that are not Loan Parties exceeds 20% of the amount of EBITDA, for such period, of Parent and its Subsidiaries taken as a whole and (b) if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Parent and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.
(r)    The last sentence of the definition of "Fixed Charges" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
For purposes of calculating the Fixed Charge Coverage Ratio, for the periods of measurement ending on the last day of the Fiscal Quarters ending on September 30, 2018, December 31, 2018, March 31, 2019, and June 30, 2019 (x) the components of Fixed Charges set forth in clauses (a) and (b) above (other than scheduled payments of principal on the Term Loan) shall be Annualized, and (y) scheduled payments of principal on the Term Loan shall be deemed to be the product of (i) the applicable amount for each such period of measurement as set forth in Sections 2.2(b) and 2.2(d), as may be increased from time to time in accordance with the terms thereof, and (ii) 4.
(s)    Clause (e) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
(e)    Borrowers shall have Availability plus Qualified Cash in an amount equal to or greater than $10,000,000 immediately after giving effect to the consummation of the proposed Acquisition,
(t)    Clause (k) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
(k)    the purchase consideration payable in respect of all Permitted Acquisitions occurring after the Eighth Amendment Closing Date (including the proposed Acquisition and deferred payment obligations) shall not exceed $175,000,000 in the aggregate; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $25,000,000 in the aggregate.
(u)    The definitions of "Annualized", "Applicable Margin", "Available Increase Amount", "Investment", "Leverage Ratio", "Permitted Intercompany Advances", "Restricted

Payment", "Sanctioned Entity", "Sanctioned Person", and "US Maximum Revolver Amount' set forth on Schedule 1.1 to the Credit Agreement are hereby amended and restated in their entirety as follows:
"Annualized" means, with respect to the determination of the components of clauses (a) and (b) of the definition of Fixed Charges (other than scheduled payments of principal on the Term Loan), for the periods of measurement ending on the last day of (i) the Fiscal Quarter ending on September 30, 2018, the amount determined by multiplying the actual amount of such items from the Sixth Amendment Closing Date through the date of such calculation by 365 and dividing by the number of days from the Sixth Amendment Closing Date through the date of such calculation, and (ii) the Fiscal Quarters ending on December 31, 2018, March 31, 2019, and June 30, 2019, the amount determined by multiplying the actual amount of such items from the Eighth Amendment Closing Date through the date of such calculation by 365 and dividing by the number of days from the Eighth Amendment Closing Date through the date of such calculation.
"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or Non-Base Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the most recent Leverage Ratio calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the "Leverage Ratio Calculation"); provided, that for the period from the Eighth Amendment Closing Date through the date Agent receives the Leverage Ratio Calculation in respect of the testing period ending September 30, 2018, the Applicable Margin shall be set at the margin in the row styled "Level II"; provided, further, that at any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level II":

Level	Leverage Ratio Calculation	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to Non-Base Rate Loans (the "Non-Base Rate Margin")
I	If the Leverage Ratio is less than 3.50:1.0	2.75 percentage points	3.75 percentage points
II	If the Leverage Ratio is greater than or equal to 3.50:1.00	3.00 percentage points	4.00 percentage points

Except as set forth in the foregoing proviso, the Applicable Margin shall be based upon the most recent Leverage Ratio Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the

Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the Leverage Ratio pursuant to Section 5.1 of the Agreement; provided, that if Borrowers fail to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled "Level II" as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered, on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification. In the event that the information regarding the Leverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin actually applied for such Applicable Period, then (i) Borrowers shall promptly deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrowers shall promptly deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.
"Available Increase Amount" means, as of any date of determination, an amount equal to the result of (a) $75,000,000 minus (b) the Dollar Equivalent of the aggregate principal amount of Increases to the US Term Loan Amount and the Canadian Term Loan Amount previously made pursuant to Section 2.15 of the Agreement.
"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), or the transfer of assets by such Person pursuant to any statutory division of such Person or to any other Person pursuant to a plan of division, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
"Leverage Ratio" means, as of any date of determination the ratio of (a)  Funded Indebtedness as of such date, less Qualified Cash in amount in excess of

$2,500,000, but not to exceed $27,500,000, to (b) EBITDA for the 12 month period ended as of such date.
"Permitted Intercompany Advances" means (x) loans made by (a) a Loan Party to another Loan Party (other than loans by a US Loan Party to a Canadian Loan Party that is not organized in the United States), (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (d) a Loan Party to a Subsidiary of Parent that is not a Loan Party or a US Loan Party to a Canadian Loan Party that is not organized in the United States so long as (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $250,000 outstanding at any one time and (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, (y) in connection with the Purchase Price paid by PowerSteering UK (as defined in the Sixth Amendment) with respect to the Interfax Share Purchase (as defined in the Sixth Amendment), the capital contribution by Parent to PowerSteering UK (as defined in the Sixth Amendment) on the Sixth Amendment Closing Date in an aggregate amount not to exceed $40,000,000 and (z) in connection with the Purchase Price paid by PowerSteering UK (as defined in the Eighth Amendment) with respect to the Rapide Share Purchase (as defined in the Eighth Amendment), the capital contribution and/or intercompany loan by Parent to PowerSteering UK (as defined in the Eighth Amendment) on the Eighth Amendment Closing Date in an aggregate amount not to exceed the US dollar equivalent, calculated on the date closing of the Rapide Share Purchase (as defined in the Eighth Amendment) of £50,000,000.
"Restricted Payment" means to (a) declare or pay any dividend or make any other payment or distribution (including pursuant to a plan of statutory division), directly or indirectly, on account of Equity Interests issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent in its capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding.
"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, (d) a Person resident in or determined to be resident in a country or territory, in each case, of clauses (a) through (d) that is a target of Sanctions.

"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals maintained by OFAC or as identified by the federal government of Canada or under the Canadian Anti-Money Laundering & Anti-Terrorism Legislation, OFAC's consolidated Non-SDN list or any other list maintained by any Governmental Authority administering Sanctions (as identified in the definition thereof), (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
"US Maximum Revolver Amount" means $29,000,000 decreased by the amount of reductions in the US Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
(v)    Schedule 1.1 to the Credit Agreement is hereby amended by adding the following defined terms in alphabetical order:
"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Eighth Amendment" means that certain Consent and Eighth Amendment to Credit Agreement, dated as of the Eighth Amendment Closing Date, by and among the Borrowers, Agent and the Lenders party thereto.
"Eighth Amendment Closing Date" means October 2, 2018.
"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) the United Kingdom, (e) the federal government of Canada or (f) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.
(w)    Schedule 1.1 to the Credit Agreement is hereby amended by deleting the term "Maximum Facility Amount" in its entirety.
(x)    Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.
5.    Continuing Effect. Except as expressly set forth in Section 3 and 4 of this Amendment, nothing in this Amendment shall constitute a waiver or other modification of any other terms or provisions of the Credit Agreement or any other Loan Document, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby. This Amendment is a Loan Document.
6.    Reaffirmation and Confirmation. Each Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of such Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document as of the date hereof. Each Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Borrower in all respects.
7.    Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent, in each case satisfactory to Agent in all respects:
(a)    Agent shall have received a copy of (i) this Amendment, executed and delivered by each Lender, and each Borrower, (ii) Amendment No. 2 to the Second Amended and Restated Fee Letter, executed and delivered by each Borrower, and (iii) each other document, instrument and agreement listed on the closing checklist attached hereto as Exhibit C;
(b)    no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment; and
(c)    Agent shall have received a fully executed copy of the Rapide Purchase Agreement, together with all attachments thereto.
8.    Representations and Warranties. In order to induce Agent and each Lender to enter into this Amendment, each Borrower hereby represents and warrants to Agent and Lenders that:
(a)    after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which such Borrower is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);
(b)    no Default or Event of Default has occurred and is continuing; and
(c)    this Amendment and the Loan Documents, as modified hereby, constitute legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.
9.    Post-Closing Covenants.
(a)    In the event that the Rapide Share Purchase is not consummated within three (3) days of the date hereof, (a) Borrowers shall cause to be promptly delivered to Agent, the proceeds of the funds deposited with Pillsbury Winthrop Shaw Pittman LLP, pursuant to a Solicitor's Undertaking delivered by Pillsbury Winthrop Shaw Pittman LLP in favor of Wells Fargo Bank, National Association, dated as of the date hereof, in connection with the Rapide Share Purchase to be applied against the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment), and (b) the amendments contained in Sections 4(b) (after giving effect to any application of funds pursuant to the foregoing clause (a)), 4(c) (after giving effect to any application of funds pursuant to the foregoing clause (a)), 4(k), 4(p), 4(r), 4(t) and 4(u) (solely with respect to the definition of "Annualized" and "Permitted Intercompany Advances") of this Amendment shall be ineffective.
(b)    Within ninety (90) days of the date hereof (or such later date as Agent may agree in writing), Borrowers shall deliver, or cause to be delivered, to Agent, a duly executed pledge agreement governed by the law of England and Wales pledging 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of PowerSteering UK, along with other customary deliverables and opinions related thereto, in each case, in form and substance satisfactory to Agent.
(c)    Failure to comply with any of the provisions of this Section 9 shall result in an automatic Event of Default under the Credit Agreement.
10.    Miscellaneous.
(a)    Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(b)    Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
11.    Release.
(a)    In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives (each Borrower and all such other Persons being hereinafter referred to collectively as the "Releasors" and individually as a "Releasor"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in any way related to or in connection with the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
(b)    Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)    Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

PARENT AND A US BORROWER:	UPLAND SOFTWARE, INC., a Delaware corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Chief Financial Officer
US BORROWERS:	UPLAND SOFTWARE I, INC., a Delaware corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
UPLAND SOFTWARE II, LLC, a Delaware limited liability company By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
UPLAND SOFTWARE IV, LLC, a Nebraska limited liability company By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
UPLAND SOFTWARE V, INC., a Delaware corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary

Signature Page to Consent and Eighth Amendment to Credit Agreement

UPLAND SOFTWARE VI, LLC, a New Jersey limited liability company By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
UPLAND SOFTWARE VII, LLC, a Delaware limited liability company By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
UPLAND IX, LLC, a Delaware limited liability company By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
ULTRIVA, LLC, a California limited liability company By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
ADVANCED PROCESSING & IMAGING, INC., a Florida corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
OMTOOL, LTD., a Delaware corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary

Signature Page to Consent and Eighth Amendment to Credit Agreement

RIGHTANSWERS, INC., a Delaware corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
WATERFALL INTERNATIONAL INC., a Delaware corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
QVIDIAN CORPORATION, a Delaware corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
INTERFAX US INC., a Delaware corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary
REFERENCES-ONLINE, INC., a Colorado corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary

Signature Page to Consent and Eighth Amendment to Credit Agreement

BOULDER LOGIC, LLC, a Colorado limited liability company By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary

Signature Page to Consent and Eighth Amendment to Credit Agreement

CANADIAN BORROWER:	UPLAND SOFTWARE INC. / LOGICIELS UPLAND INC., a Canadian federal corporation By: /s/ Michael D. Hill Name: Michael D. Hill Title: Secretary

Signature Page to Consent and Eighth Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, US Agent and as a Lender By: /s/ Tiffany Ormon Name: Tiffany Ormon Title: Managing Director

Signature Page to Consent and Eighth Amendment to Credit Agreement

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, an Ontario corporation, as Canadian Agent and as a Lender

By: /s/ David G. Phillips
Name: David G. Phillips
Title: Senior Vice President, Credit Officer Canada, Wells Fargo Capital Finance Corporation Canada

Signature Page to Consent and Eighth Amendment to Credit Agreement

CIT BANK, N.A., a national banking association, as a Lender By: /s/ Sherryn Reckin Name: Sherryn Reckin Title: Director

Signature Page to Consent and Eighth Amendment to Credit Agreement

STRATEGIC CREDIT PARTNERS II, LLC, as a Lender By: /s/ Craig Transue Name: Craig Transue Title: Authorized Signatory

Signature Page to Consent and Eighth Amendment to Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender By: /s/ Justin Betzen Name: Justin Betzen Title: Authorized Signatory

Signature Page to Consent and Eighth Amendment to Credit Agreement

REGIONS BANK, as a Lender By: /s/ H. Glenn Little Name: H. Gelnn Little Title: MD

Signature Page to Consent and Eighth Amendment to Credit Agreement

CITIZENS BANK, N.A., as a Lender By: /s/ Jason Crowley Name: Jason Crowley Title: Vice President

Signature Page to Consent and Eighth Amendment to Credit Agreement

AC LOAN SOURCING LTD, By: Allianz Global Investors U.S. LLC, as Manager By: /s/ Thomas E. Bancroft Name: Thomas E. Bancroft Title: Portfolio Manager

Signature Page to Consent and Eighth Amendment to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender By: /s/ Andrew Laughlin Name: Andrew Laughlin Title: Senior Corporate Banking Manager

Signature Page to Consent and Eighth Amendment to Credit Agreement